UNITED STATES

SECURITIES and EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

March 4, 2005

Tengasco, Inc.
(Exact Name of Registrant as specified in its charter)

Commission File Number 0-20975

Tennessee	87-0267438
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

603 Main Avenue, Suite 500, Knoxville, Tennessee 37902
(Address of Principal Executive Office)

(865)523-1124
(Registrant’s Telephone number) Executive Office)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12) [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

        On March 4, 2005, the Company sold its natural gas producing properties in Rush County, Kansas to Bear Petroleum, Inc. for $2.4 million effective with gas production beginning February 1, 2005. The sale involved fifty three producing gas wells and saltwater disposal wells, and the associated gathering system as well as the underlying leases and rights of way, being all of the gas wells, leases, and gathering system in Rush County, Kansas that were purchased from AFG Energy by the Company in 1998.

        The sale did not involve any of the Company’s oil producing properties and leases in Kansas. The net proceeds of the sale were applied to reduce the principal outstanding on the Company’s promissory note dated May 18, 2004 payable to Dolphin Offshore Partners, L.P. (“Dolphin”) from the original amount of $2.5 million to $150,000 as of March 4, 2005. It is anticipated that the balance of the note will be paid down from the Company’s operations. Interest on the note to Dolphin is 12% per annum payable monthly which prior to reduction of the principal was $ 25,000 per month. Dolphin is the largest holder of the Company’s common stock and Peter E. Salas, controlling person of Dolphin, is a Director of the Company.

        In 2004, the wells that were sold produced 261,466 Mcf of gas resulting in revenues to the Company of approximately $868,892. The Company’s revenues from all of its Kansas properties in 2004 were $4,435,709.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

      10.1 Asset Purchase Agreement dated March 4, 2005 between Tengasco, Inc. and BearPetroleum,
Inc.

      10.2 Assignment and Bill of Sale between Tengasco, Inc. and Bear Petroleum, Inc.
99.1 Press Release dated March 9, 2005

      99.1 Press Release dated March 9, 2005

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: March 9, 2005
Tengasco, Inc.

By: s/Jeffrey R. Bailey Jeffrey R. Bailey, President